Exhibit 99.1

Westwood Holdings Group, Inc. Reports Third Quarter 2014 Results

Assets Under Management at $19.8 Billion with Net Inflows for the Third Quarter

Quarterly Dividend Increased 14%

DALLAS--(BUSINESS WIRE)--October 23, 2014--Westwood Holdings Group, Inc. (NYSE: WHG) today reported third quarter 2014 revenues of $28.1 million, 22% higher than revenues of $23.0 million in the third quarter of 2013. Non-GAAP Economic Earnings per share (“Economic EPS”) were $1.41 compared to $0.97 in the same quarter of the prior year and $1.52 in the second quarter of 2014. Diluted earnings per share were $0.92 compared to $0.57 in the same quarter of 2013 and $1.12 in the second quarter of 2014. This year’s second quarter included $3.4 million in performance fees recognized following the annual performance period in our MLP strategy.

Highlights related to our third quarter 2014 results include:

  Revenues increased 22% to $28.1 million compared to the same period last year.
  Our Emerging Markets strategy ranked in the top decile of its peer group year to date and received quarterly net inflows of $470 million.
  Our Income Opportunity strategy attracted quarterly net inflows exceeding $300 million.
  The Westwood SmallCap Fund received a high rating for 3 year, 5 year and overall performance.

Immediately following quarter end, Westwood added a third distinct team to its investment platform. The initial four-person Global Convertible Securities Team joined Westwood on October 1, 2014 and will operate out of a new Westwood office in Boston. The team has been hired to subadvise the Aviva Investors Global Convertibles Absolute Return Fund that it previously managed as Aviva employees. The fund started with approximately $500 million in assets.

Brian Casey, Westwood’s President & CEO, commented, “We are very pleased with our third quarter financial results. Despite a volatile quarter for financial markets, our asset management business experienced positive net inflows and essentially kept pace with this year’s robust second quarter. Our Westwood Funds® continued to enjoy strong investor demand with $165 million of quarterly net inflows, representing 20% in annualized organic growth. Westwood International Advisors reached $3.4 billion in AUM at September 30, 2014, up 15% from June 30, 2014, and continues to attract new client prospects. We have seen some initial interest for our new Global Convertibles strategies and we are in the process of launching both UCITS and mutual fund vehicles which will be available to investors in the next 30 to 120 days subject to regulatory approval.”

Total AUM of $19.8 billion at September 30, 2014 declined 2% from June 30, 2014 primarily due to market depreciation partially offset by net asset inflows. Mutual fund assets, comprising ten Westwood Funds®, grew 4% to $3.4 billion compared to the prior quarter end and climbed 44% compared to the third quarter end of the prior year.

Westwood’s Board of Directors declared a quarterly cash dividend of $0.50 per common share, an increase of 14% from the previous quarterly dividend rate, payable on January 2, 2015 to stockholders of record on December 15, 2014. At quarter-end, Westwood had $90 million in cash and investments, stockholders’ equity of $105 million, and no debt.

We recently discovered an understatement of non-cash stock-based compensation expense for restricted stock grants subject to service and performance conditions however this understatement had no net effect on total stockholders’ equity as of June 30, 2014. The misstatement was not material to any prior period financial statements; however, prior period comparative financial statements have been revised due to the significance of the cumulative impact between 2006 and the second quarter of 2014 of the out-of-period correction to the third quarter of 2014. The non-cash net income impact for each of the first and second quarters of 2014 was an overstatement of approximately $0.2 million for an overstatement of approximately $0.4 million for the first half of 2014. The non-cash net income impact for each of the first, second and third quarters of 2013 was less than $0.1 million, which represented less than $0.1 million for the first nine months of 2013.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss third quarter 2014 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through October 30, 2014 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and then entering the passcode 13993952.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global, and Emerging Markets equities and convertible securities as well as income-oriented portfolios. These strategies are available through separate accounts, commingled funds, the Westwood Funds® family of U.S. mutual funds, and UCITS funds. Westwood has broad-based employee ownership and trades on the New York Stock Exchange under the symbol "WHG." Based in Dallas, Westwood also has offices in Omaha, Toronto and Boston.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds®, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including, without limitation, statements about our expected future financial position, results of operations or cash flows, as well as other statements including without limitation, words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in a small number of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new investment strategies successfully; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2013 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
REVENUES:
Advisory fees:
Asset based	$22,857	$22,095	$17,956
Performance based	-	3,443	26
Trust fees	5,282	5,151	4,672
Other, net	(17)	216	344
Total revenues	28,122	30,905	22,998

EXPENSES:
Employee compensation and benefits	13,309	12,865	12,508
Sales and marketing	430	375	326
Westwood mutual funds	591	722	599
Information technology	807	1,014	690
Professional services	983	1,189	887
General and administrative	1,410	1,384	1,250
Total expenses	17,530	17,549	16,260
Income before income taxes	10,592	13,356	6,738
Provision for income taxes	3,474	4,765	2,437
Net income	$7,118	$8,591	$4,301
Other comprehensive income (loss):
Foreign currency translation adjustments	(578)	332	104
Total comprehensive income	$6,540	$8,923	$4,405

Earnings per share:
Basic	$0.95	$1.14	$0.58
Diluted	$0.92	$1.12	$0.57

Weighted average shares outstanding:
Basic	7,525,489	7,523,347	7,374,600
Diluted	7,734,309	7,679,032	7,597,001

Economic Earnings	$10,881	$11,708	$7,344
Economic EPS	$1.41	$1.52	$0.97

Dividends declared per share	$0.44	$0.44	$0.40

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data and share amounts)
(unaudited)

	Nine months ended September 30,
REVENUES:	2014	2013
Advisory fees:
Asset based	$65,341	$49,989
Performance based	3,806	2,561
Trust fees	15,461	13,463
Other, net	368	560
Total revenues	84,976	66,573

EXPENSES:
Employee compensation and benefits	39,026	36,163
Sales and marketing	1,092	947
Westwood mutual funds	1,965	1,465
Information technology	2,536	2,024
Professional services	3,554	2,966
General and administrative	4,242	3,723
Total expenses	52,415	47,288
Income before income taxes	32,561	19,285
Provision for income taxes	11,290	7,211
Net income	$21,271	$12,074
Other comprehensive loss:
Foreign currency translation adjustments	(600)	(131)
Total comprehensive income	$20,671	$11,943

Earnings per share:
Basic	$2.83	$1.64
Diluted	$2.73	$1.57

Weighted average shares outstanding:
Basic	7,507,937	7,347,376
Diluted	7,801,073	7,667,851

Economic Earnings	$31,758	$20,970
Economic EPS	$4.07	$2.73

Dividends declared per share	$1.32	$1.20

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of September 30, 2014 and December 31, 2013
(in thousands, except par value and share amounts)

	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$16,485	$10,864
Accounts receivable	13,784	14,468
Investments, at fair value	73,099	64,554
Deferred income taxes	4,161	3,812
Other current assets	1,948	2,521
Total current assets	109,477	96,219
Goodwill	11,255	11,255
Deferred income taxes	5,740	2,041
Intangible assets, net	3,520	3,789
Property and equipment, net of accumulated depreciation of $2,585 and $2,155	2,623	2,746
Total assets	$132,615	$116,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,098	$2,082
Dividends payable	4,272	3,935
Compensation and benefits payable	13,551	17,805
Income taxes payable	5,433	1,031
Total current liabilities	25,354	24,853
Accrued dividends	1,204	1,266
Deferred rent	1,157	1,268
Total long-term liabilities	2,361	2,534
Total liabilities	27,715	27,387

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,989,877 and outstanding 8,288,082 shares at September 30, 2014; issued 8,778,613 and outstanding 8,176,417 shares at December 31, 2013	90	88
Additional paid-in capital	116,189	103,853
Treasury stock, at cost – 701,795 shares at September 30, 2014; 602,196 shares at December 31, 2013	(29,028)	(23,169)
Accumulated other comprehensive loss	(857)	(257)
Retained earnings	18,506	8,148
Total stockholders’ equity	104,900	88,663
Total liabilities and stockholders’ equity	$132,615	$116,050

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,271	$12,074
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	436	288
Amortization of intangible assets	270	270
Unrealized (gains) losses on trading investments	(29)	430
Stock based compensation expense	10,103	8,512
Deferred income taxes	(4,227)	75
Excess tax benefits from stock based compensation	(1,850)	(696)
Net purchases of investments – trading securities	(8,528)	4,202
Changes in operating assets and liabilities:
Accounts receivable	478	(3,241)
Other current assets	367	(480)
Accounts payable and accrued liabilities	10	369
Compensation and benefits payable	(3,887)	(668)
Income taxes payable and prepaid income taxes	6,496	(1,922)
Other liabilities	(42)	20
Net cash provided by operating activities	20,868	19,233

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(337)	(651)
Net cash used in investing activities	(337)	(651)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(669)	(878)
Restricted stock returned for payment of taxes	(5,190)	(3,789)
Excess tax benefits from stock based compensation	1,850	696
Cash dividends	(10,637)	(6,346)
Net cash used in financing activities	(14,646)	(10,317)
Effect of currency rate changes on cash	(264)	(73)
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,621	8,192
Cash and cash equivalents, beginning of period	10,864	3,817
Cash and cash equivalents, end of period	$16,485	$12,009

Supplemental cash flow information:
Cash paid during the period for income taxes	$9,073	$9,093

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013

Net Income	$7,118	$8,591	$4,301
Add: Stock based compensation expense	3,635	2,989	2,915
Add: Intangible amortization	90	90	90
Add: Tax benefit from goodwill amortization	38	38	38
Economic earnings	$10,881	$11,708	$7,344

Diluted weighted average shares	7,734,309	7,679,032	7,597,001
Economic EPS	$1.41	$1.52	$0.97

		Nine Months Ended
		September 30, 2014	September 30, 2013

Net Income		$21,271	$12,074
Add: Stock based compensation expense		10,103	8,512
Add: Intangible amortization		270	270
Add: Tax benefit from goodwill amortization		114	114
Economic earnings		$31,758	$20,970

Diluted weighted average shares		7,801,073	7,667,851
Economic EPS		$4.07	$2.73

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share (or “Economic EPS”). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash stock based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Tiffany B. Kice, 214-756-6900
Chief Financial Officer and Treasurer